Exhibit 5.1

Squire Patton Boggs (US) LLP 221 E. Fourth St., Suite 2900 Cincinnati, Ohio 45202 O +1 513 361 1200 F +1 513 361 1201 squirepattonboggs.com

December 20, 2024

First Commonwealth Financial Corporation

601 Philadelphia Street

Indiana, Pennsylvania 15701

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to First Commonwealth Financial Corporation, a corporation organized under the laws of the Commonwealth of Pennsylvania (the “Company”), with respect to certain matters in connection with the registration by the Company, under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company from time to time, pursuant to Rule 415 under the Securities Act, of: (i) shares of common stock, $1.00 par value per share, of the Company (“Common Stock”); (ii) shares of preferred stock, $1.00 par value per share, of the Company in one or more series (“Preferred Stock”); (iii) senior and subordinated debt securities, in one or more series, consisting of notes, debentures or other evidences of indebtedness (“Debt Securities”); (iv) depositary shares representing a fractional share or multiple shares of Preferred Stock, evidenced by a depositary receipt (“Depositary Shares”); (v) warrants representing rights to purchase Common Stock, Preferred Stock, Depositary Shares and Debt Securities (“Warrants”); (vi) contracts for the purchase of Common Stock, Preferred Stock or Depositary Shares (“Stock Purchase Contracts”); and (vii) units consisting of any combination of the above (“Units”). The Common Stock, Preferred Stock, Debt Securities, Depositary Shares, Warrants, Stock Purchase Contracts and Units are collectively referred to herein as the “Securities.” The Securities will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements to the prospectus contained in the Company’s automatic shelf registration statement on Form S-3, as it may be amended from time to time (the “Registration Statement”), to which this opinion is an exhibit.

The Debt Securities, if any, will be issued pursuant to: (i) a senior debt indenture, between the Company and a trustee to be named and qualified later, as trustee (the “Senior Debt Trustee”) (the “Senior Debt Indenture”) or (ii) a subordinated debt indenture between the Company and a trustee to be named and qualified later, as trustee (the “Subordinated Debt Trustee and, together with the Senior Debt Trustee, the “Trustees”) (the “Subordinated Indenture,” and together with the Senior Debt Indenture, the “Indentures”).

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First Commonwealth Financial Corporation

December 20, 2024

The Warrants, if any, will be issued pursuant to one or more warrant agreements (each, a “Warrant Agreement”) between the Company and such warrant agent as shall be named therein.

The Stock Purchase Contracts, if any, will be issued under one or more purchase contract agreements (each, a “Stock Purchase Contract Agreement”) between the Company and the purchase contract agent as shall be named therein.

The Units, if any, will be issued under one or more unit agreements (each, a “Unit Agreement”) to be entered into among the Company, the unit agent as shall be named therein (the “Unit Agent”) and the holders from time to time of the Units.

We have reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Amended and Restated Articles of Incorporation and Amended and Restated By-Laws of the Company; (ii) the resolutions of the Board of Directors of the Company adopted on December 17, 2024 (the “Resolutions”); (iii) the forms of Senior Debt Indenture and Subordinated Indenture, which are incorporated by reference into the Registration Statement and (iv) such other certificates, instruments and documents as we have considered appropriate for purposes of the opinions hereafter expressed. In rendering this opinion, we have relied upon certificates of public officials and officers of the Company with respect to the accuracy of the factual matters contained in such certificates.

In connection with such review, we have assumed that: (i) the Registration Statement and any amendments thereto (including post-effective amendments) have become effective and will continue to be effective at the time of the offer or sale of any Securities; (ii) a prospectus supplement will have been prepared and filed with the Commission describing any Securities offered thereby; (iii) all Securities will be issued and sold in the manner stated in the Registration Statement and the applicable prospectus supplement; (iv) each Indenture will be duly authorized, validly executed and delivered by the Trustees; (v) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (vi) Securities issuable upon conversion, exchange or exercise of any Securities being offered will have been duly authorized, established (if appropriate) and reserved for issuance upon such conversion, exchange or exercise (if appropriate); (vii) the genuineness of all signatures and the legal competence of all signatories; (viii) the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies; and (ix) the proper issuance and accuracy of certificates of public officials and officers and agents of the Company.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that:

1. When (a) the terms of any Debt Securities and of their issuance and sale have been duly established by an officer of the Company, duly authorized by the Board of Directors of the Company to take such action and in conformity with the applicable Indenture so as not to violate any applicable law or result in a default under, or breach of, any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (b) such Debt Securities have

First Commonwealth Financial Corporation

December 20, 2024

been duly executed and authenticated in accordance with the applicable Indenture and issued and sold as contemplated by the Registration Statement and any prospectus supplement relating thereto, or when issued upon valid exercise of Warrants that have been duly authorized by all requisite corporate action and validly issued, then such Debt Securities will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms.

2. When (a) the Board of Directors of the Company (or a duly authorized committee thereof or a duly authorized executive officer of the Company) has taken all necessary corporate action to approve a Warrant Agreement; (b) the Warrant Agreement has been duly executed and delivered; (c) the terms of the Warrants and of their issuance and sale have been duly established in conformity with the Warrant Agreement relating to such Warrants so as not to violate any applicable law or result in default under, or breach of, any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (d) the Warrants have been duly executed and countersigned in accordance with the Warrant Agreement relating to such Warrants, and issued and sold for valid consideration in the form and in the manner contemplated in the Registration Statement and any prospectus and pricing supplements relating thereto, then such Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

3. When (a) the Board of Directors of the Company (or a duly authorized committee thereof or a duly authorized executive officer of the Company) has taken all necessary corporate action to approve the issuance and sale of Stock Purchase Contracts; (b) the terms of such Stock Purchase Contracts and of their issuance have been duly established so as not to violate any applicable law or result in default under, or breach of, any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (c) such Stock Purchase Contracts have been issued and sold against payment of the purchase price therefore as contemplated in the Registration Statement and any prospectus and pricing supplements; and (d) any related pledge agreement has been duly authorized, executed and delivered by the parties thereto, then the Stock Purchase Contract will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

4. When (a) the Board of Directors of the Company (or a duly authorized committee thereof or a duly authorized executive officer of the Company) has taken all necessary corporate action to approve the issuance of Units; (b) the terms of the Units and of their issuance have been duly established so as not to violate any applicable law or result in default under, or breach of, any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (c) the Units have been issued in the form and in the manner contemplated in the Registration Statement and any prospectus and pricing supplements relating thereto, then such Units will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

First Commonwealth Financial Corporation

December 20, 2024

Our opinions expressed herein are subject to the following qualifications and exceptions:

(a) Our opinions expressed herein are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors’ rights, (ii) the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law) and (iii) insofar as they relate to indemnification provisions, the effect of federal and state securities laws and public policy relating thereto.

(b) In rendering the opinions expressed herein, we have assumed that, at the time of the authentication and delivery of a series of Securities, the Resolutions referred to above will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Securities, the Registration Statement will have been declared effective by the Commission and will continue to be effective, none of the particular terms of a series of Securities will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

(c) We express no opinion with respect to the enforceability of: (i) consents to, or restrictions upon, judicial relief or jurisdiction or venue; (ii) waivers of rights or defenses with respect to stay, extension or usury laws; (iii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iv) waivers of broadly or vaguely stated rights; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (ix) proxies, powers and trusts; (x) restrictions upon non-written modifications and waivers; (xi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xii) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment in another currency; and (xiii) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty.

This opinion is limited to the laws of the State of New York and the laws of the United States of America that are, in our experience, normally applicable to the transactions of the type provided for in the Registration Statement, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We understand that you have received opinions regarding the Common Stock, Preferred Stock, Depositary Shares and other matters of Pennsylvania law from Matthew C. Tomb, Executive Vice President, Chief Risk Officer, General Counsel and Secretary of the Company, separately provided to you on even date herewith. We express no opinion with respect to the matters contained in such opinions.

First Commonwealth Financial Corporation

December 20, 2024

This opinion is delivered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Validity of Securities.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP